ENDORSEMENT
                           APPLICABLE TO NON-QUALIFIED
                     CONTRACT/CERTIFICATES WITH BENEFICIARY
                               CONTINUATION OPTION


This Endorsement applies only to the Owner of a Non-Qualified
Contract/Certificate.

1. ANNUITY COMMENCEMENT DATE:

You may not choose an Annuity Commencement Date later than the maximum maturity age as stated in the Data pages.

2. CONTRIBUTIONS:

We have the right not to accept any Contribution which is less than the amount(s) stated in the Data pages.

3. OWNER DEATH DISTRIBUTION RULES (PART VI-DEATH BENEFITS):

The following rules apply for purposes of this Item 3 of this Endorsement:

DETERMINATION OF BENEFICIARY AND BENEFICIARY'S SHARE OF ANY DEATH BENEFIT

You may give us the name of the person who is to receive any death benefit payable on the Annuitant's death. This person is called the Beneficiary. You may change the Beneficiary from time to time during the Annuitant's lifetime and while coverage under the Contract/Certificate is in force. Any request for a change must be made in writing in a form we accept. A change will take effect upon receipt at the Processing Office, whether or not you are living on the date of receipt. However, we will not be liable as to any payments we make, or actions we take, before we receive such change.

You may name one or more persons to be primary Beneficiary on the Annuitant's death and one or more other persons to be successor Beneficiary if the primary Beneficiary dies before the Annuitant. Any part of a death benefit payable for which there is no named Beneficiary living at the Annuitant's death will be payable in a single sum to the surviving Owner. If there is no surviving Owner, payment will be made to the Owner's surviving spouse. If there is no surviving spouse, payments will be made to the Owner's surviving children in equal shares. If there are no surviving children, then payment will be made to the Owner's estate.

Unless you direct otherwise, if you have named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive the Annuitant and any death benefit payable will be apportioned equally among them. Each Beneficiary may direct the disposition of such Beneficiary's proportionate share of any death benefit payable.

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DETERMINATION OF SUCCESSOR OWNER AND SUCCESSOR OWNER'S SHARE OF YOUR INTEREST IN
THE CONTRACT/CERTIFICATE

If the Owner and the Annuitant are not the same individual, you may give us the name of the person who is to take any distributions required by Section 72(s) of the Code because of the death of the Owner while the Annuitant is alive. This person is called the Successor Owner. You may change the Successor Owner during your lifetime and while coverage under the Contract/Certificate is in force. Any request for a change must be made in writing in a form we accept. A change will take effect upon receipt at the Processing Office, whether or not you are living on the date of receipt. However, we will not be liable as to any payments we make, or actions we take, before we receive such change.

You may name a person to be contingent Successor Owner if the first choice as Successor Owner dies before you while coverage under the Contract/Certificate is in force. If you do not name a Successor Owner, or if the person named does not survive you, the Successor Owner will be determined as follows. If there are two or more Owners and one Owner dies, the surviving Owner(s) will be the Successor Owner(s). Otherwise, the named Beneficiary(ies) will be the Successor Owner(s). If none of the above is living when you die, the Successor Owner will be determined in the following order: (a) your surviving spouse, (b) your surviving children, in equal shares, (c) your estate.

If two or more persons are Successor Owners, unless you have directed otherwise in writing in a form we accept, your interest in the Contract/Certificate will be apportioned equally among them. Each Successor Owner may direct the disposition of such Successor Owner's proportionate share of your interest in the Contract/Certificate. Each such share will be treated as a separate Contract/Certificate.

PAYMENTS ON THE DEATH OF THE OWNER BEFORE THE ANNUITY COMMENCEMENT DATE.

(a) IF YOU ARE BOTH THE OWNER AND THE ANNUITANT, we will pay the death benefit described in Section 6.01 of the Contract/Certificate as described below under "Manner of Payment."

         Under either of the following two alternative circumstances, the death benefit described in Section 6.01 of the Contract/Certificate will not be paid at your death before the Annuity Commencement Date and the coverage under the Contract/Certificate will continue with a successor
         Annuitant:

         (i) If a named Beneficiary who is an individual elects to become a "Continuation Beneficiary", under the "NQ Beneficiary Continuation Option" described below in this Endorsement.

         (ii) If you are married at the time of your death and the only person named as your Beneficiary under the Contract/Certificate is your surviving spouse, and your surviving spouse elects to become "Successor Owner and

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                  Annuitant" of your Contract/Certificate, then no death benefit would be paid under the Contract/Certificate until after your surviving spouse's death.

(b) IF YOU ARE NOT THE ANNUITANT, no further Contributions may be made to this Contract/Certificate, and the distributions required by Section 72(s) of the Code because of the death of the Owner must be made as described below under "Manner of Payment." Upon the death of the Owner before the Annuity Commencement Date while the Annuitant is still alive, Section 72(s) of the Code requires that the entire amount of your interest in the Contract/Certificate must be fully paid within five years after your death, or payments must begin within one year after your death as a life annuity or installment option for a period of not longer than the life expectancy of the Successor Owner. However, if the Successor Owner is your surviving spouse, no payments of your interest in the Contract/Certificate are required until after your surviving spouse's death.

MANNER OF PAYMENT

If you so elect in writing, any amount that would otherwise be payable to a Beneficiary in a single sum may be applied to provide an Annuity Benefit, on the form of annuity elected by you, subject to the terms of this Contract/Certificate and our rules then in effect. If at the Annuitant's death there is no election in effect, the Beneficiary may make such an election. In the absence of any election by either you or the Beneficiary, we will pay the death benefit in a single sum.

Upon the death of the Owner who is also the Annuitant, (i) any death benefit applied as an Annuity Benefit will be paid out over the life of the Beneficiary or for a period not exceeding the Beneficiary's life expectancy (such payments must begin no later than one year after the Owner Annuitant's death), and (ii) any death benefit that is not applied as an Annuity Benefit will be paid out within five years of the Owner Annuitant's death. The rules set forth in this paragraph also apply when the Annuitant dies and the Owner is not a natural person. If payments under an Annuity Benefit had begun before the Owner Annuitant's death, such payments will continue to be made pursuant to the terms of such Annuity Benefit.

Upon the death of the Owner while the Annuitant is still alive, if you have not elected a form of payment for the distributions required by Section 72(s) of the Code because of the death of the Owner, the Successor Owner may elect the form of payment. The Successor Owner may elect to receive the interest in the Contract/Certificate in the form of an Annuity Benefit, including a life annuity, as installment payments for a period not longer than the life expectancy of the Successor Owner, or any form of payout option which satisfies the terms of Section 72(s) of the Code and our rules at the time, including the "NQ Beneficiary Continuation Option" as described below in this Endorsement. Any payments made over the life of the Successor Owner or for a period not longer than the life expectancy of the Successor Owner must begin no later than one year after your death. If the Successor Owner does not so elect, we will make a single sum payment to the Successor Owner of any interest in the Contract/Certificate remaining on the fifth

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anniversary of your death and the Contract/Certificate will terminate. If the
Successor Owner is your surviving spouse, the above distribution rules will be applied as of the death of your surviving spouse. If the Successor Owner does not elect a form of payment for the distributions required by Section 72(s) of the Code because of the death of the Owner and the Annuitant dies before the entire amount under the Contract/Certificate is paid, we will pay the death benefit as described in Section 6.01.

If payments under an Annuity Benefit had begun before your death, such payments will continue to be made pursuant to the terms of such Benefit.

OWNER DEATH DISTRIBUTION RULES--"NQ BENEFICIARY CONTINUATION OPTION"

The terms of the NQ Beneficiary Continuation Option where the Owner dies before the Annuity Commencement Date are as follows:

         (i) Only an individual Beneficiary or Successor Owner, as applicable, is eligible to elect continue coverage under the Contract/Certificate as a "Continuation Beneficiary" under the NQ Beneficiary Continuation Option.

         (ii) The Continuation Beneficiary will automatically become the successor Annuitant as defined in Section 1.01 of the Contract/Certificate with respect to that individual's portion of your interest in the Contract/Certificate.

         (iii) We must receive an eligible individual's election to continue coverage under the Contract/Certificate as a "Continuation Beneficiary" under the NQ Beneficiary Continuation Option at our Processing Office within nine (9) months after your death, and before the individual's share of the death benefit or interest in the Contract/Certificate, as applicable, is paid out in any manner inconsistent with that individual's election to continue the Contract/Certificate under the NQ Beneficiary Continuation Option.

         (iv) If you are both the Owner and the Annuitant, if the Annuity Account Value at the date of your death is less than the minimum death benefit at the date of your death, then we will reset the Annuity Account Value to equal such minimum death benefit, and the Continuation Beneficiary's share of the interest in the Contract/Certificate will be determined after any such reset. Other than this, [any guaranteed minimum income benefit and/or] any death benefit provisions and charges related thereto under the Contract/Certificate will no longer be in effect for any Beneficiary electing to become a Continuation Beneficiary.

         (v) The Continuation Beneficiary cannot make any additional Contributions to the Contract/Certificate.

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         (vi)     The Continuation Beneficiary may transfer amounts among the
                  Investment Options with respect to the Continuation Beneficiary's share of the interest in the Contract/Certificate.

         (viii) The Continuation Beneficiary may not assign his/her share of the interest in the Contract/Certificate.

         (ix) Distributions to the Continuation Beneficiary will be made in accordance with the Continuation Beneficiary's election.

                  If the Continuation Beneficiary elects to take distribution of his/her share of the interest in the Contract/Certificate as described in Section 72(s)(2) of the Code and "Manner of Payment" above in this Endorsement, payments will be made at least annually from his/her share of the interest in the Contract/Certificate over a period not extending beyond the life expectancy of the Continuation Beneficiary. The first such payment must be no later than one (1) year after the date of your death.

                  The Continuation Beneficiary may alternatively elect to take distribution of his/her share of the interest in the Contract/Certificate within (5) five years of your death as described in Section 72(s)(1)(B) of the Code and "Manner of Payment" above in this Endorsement.

         (x) Withdrawal Rights. If you are both the Annuitant and the Owner and you die, withdrawals made by a Continuation Beneficiary under the NQ Beneficiary Continuation Option are not subject to a Withdrawal Charge. If you are not the Annuitant and you die before the Annuitant, applicable withdrawal charges will be imposed on amounts withdrawn.

                  If the Continuation Beneficiary has elected to take distribution of his/her share of the interest in the Contract/Certificate within (5) five years of your death as described in Section 72(s)(1)(B) of the Code and "Manner of Payment" above in this Endorsement, the Continuation Beneficiary may withdraw any portion of his/her share of the interest in the Contract/Certificate at any time, with any amount of his/her share of the interest in the Contract/Certificate remaining to be paid fully on the fifth anniversary of your death.

                  If the Continuation Beneficiary has elected to take distribution of his/her share of the interest in the Contract/Certificate as described in Section 72(s)(2) of the Code and "Manner of Payment" above in this Endorsement, the Continuation Beneficiary must choose between two withdrawal options at the time the Continuation Beneficiary makes the NQ Beneficiary Continuation Option election.

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                  [Under "Withdrawal Option 1"], the Continuation Beneficiary
                  may withdraw the entire remaining amount of his/her share of the interest in the Contract/Certificate at any time, with payments to the Continuation Beneficiary ceasing.

                  [Under "Withdrawal Option 2," the Continuation Beneficiary may withdraw any portion of his/her share of the interest in the Contract/Certificate at any time. Payments will continue to be made to the Continuation Beneficiary as described in Section 72(s)(2) of the Code and "Manner of Payment" above in this Endorsement, from his/her share of the interest in the Contract/Certificate, as reduced by the withdrawal.]

         (xi) Death of the Continuation Beneficiary. Upon the Continuation Beneficiary's death, we will make a lump sum payment of any of his/her remaining share of the interest in the Contract/Certificate to the person designated by the deceased Continuation Beneficiary to receive any such payment, unless the person designated by the deceased Continuation Beneficiary is eligible to, and elects to, continue the payment method originally elected by the Continuation Beneficiary over any remaining life expectancy period of the Continuation Beneficiary.

4. ASSIGNMENTS IS REPLACED WITH THE FOLLOWING:

Your rights under this Contract/Certificate may not be assigned, pledged or transferred other than to effect a tax-free exchange.

[5. TERMINATION: THE FOLLOWING IS ADDED TO THE EXISTING PROVISION:

We reserve the right to terminate the Contract if there is no Annuity Account Value.]

NEW YORK,
THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



/s/ Christopher M. Condron                  /s/ Pauline Sherman
    ------------------------------------        -------------------------------
    Chairman and Chief Executive Officer        Senior Vice President, Secretary
                                                and Associate General Counsel


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